Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Cash Reserves Fund (one of the series comprising Scudder Portfolios) in the Money Market Funds Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Portfolios Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-76806) of our report dated November 26, 2002 on the financial statements and financial highlights of Scudder Cash Reserves Fund included in the Annual Report dated September 30, 2002.

                                                       /s/ Ernst & Young LLP
                                                      --------------------------
                                                       ERNST & YOUNG LLP


Boston, Massachusetts
January 27, 2003